Exhibit 99.1

FTC Closes Review of Proposed ChoicePoint® Acquisition

ALPHARETTA, Ga. – September 16, 2008 – The staff of the Federal Trade Commission (the “FTC”) on Monday notified ChoicePoint Inc. (NYSE: CPS) that, subject to the FTC’s Order of September 15, 2008, the FTC has granted termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the proposed acquisition of ChoicePoint by Reed Elsevier Group plc (“Reed Elsevier”).

All of the closing conditions as described in the Agreement and Plan of Merger, dated February 20, 2008, among ChoicePoint, Reed Elsevier and Deuce Acquisition Inc. have been satisfied or are expected to be satisfied by the closing. The closing of the transaction is expected to occur on Friday, September 19, 2008.

Following the completion of the transaction, ChoicePoint will operate as part of Reed Elsevier’s LexisNexis Risk & Information Analytics Group. The new business unit will be based in Alpharetta, Georgia. In April 2008, ChoicePoint shareholders voted overwhelmingly to approve the Agreement and Plan of Merger with Reed Elsevier, with more than 99.5 percent of all votes cast in favor of the transaction.

About ChoicePoint

ChoicePoint provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting

www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

About Reed Elsevier

Reed Elsevier Group plc is a world leading publisher and information provider. It is owned equally by its two parent companies, Reed Elsevier PLC and Reed Elsevier NV. The parent companies are listed on the London, Amsterdam and New York Stock Exchanges, under the following ticker symbols: London: REL; Amsterdam: REN; New York: RUK and ENL. In 2007, Reed Elsevier had revenues from its continuing operations of £4.6bn. The group employs 32,000 people, including approximately 16,000 in North America. Operating in the scientific, medical, legal, risk and business-to-business sectors, Reed Elsevier provides high value and flexible information solutions to professional end users, with increasing emphasis on internet delivery.

# # #

ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company LLC.

2